EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) dated as of April 24, 2013, is entered into by and among Terra Tech Corp., a Nevada corporation (“Terra Tech”), Edible Garden Corp., a Nevada corporation (“Edible Garden”), and the shareholders of Edible Garden listed on Schedule 1 to this Agreement (each, a “Shareholder” and, collectively, the “Shareholders”).

RECITALS

A. The principal Shareholders have substantial experience in hydroponic farming and have formed Edible Garden to facilitate implementation of a large scale plan to produce and supply fresh herbs and leafy greens to supermarkets and restaurants through implementation of a branded marketing strategy and investments in greenhouse facilities and a state-of-the-art semi-automated hydroponic growing system.

B. The Shareholders own the number of shares of capital stock of Edible Garden (the “Shares”) set forth opposite each Shareholder’s name on Schedule 1, which Shares collectively constitute all of the issued and outstanding shares of capital stock in Edible Garden.

C. Terra Tech desires to purchase from the Shareholders, and the Shareholders desire to sell to Terra Tech, the Shares in exchange for shares of Terra Tech Common Stock, all on the terms and subject to the conditions set forth in this Agreement (the “Exchange”).

D. As a result of the Exchange, Terra Tech will become the sole shareholder of Edible Garden.

E. Certain capitalized terms used in this Agreement are defined on Exhibit A hereto.

AGREEMENT

In consideration of the agreements, provisions and covenants set forth below, Terra Tech, Edible Garden and the Shareholders, hereby agree as follows:

ARTICLE I.
EXCHANGE OF SHARES

1.1 Agreement to Sell.

Upon the terms and subject to all of the conditions contained herein, each of the Shareholders hereby agrees to sell, assign, transfer and deliver to Terra Tech, and Terra Tech hereby agrees to purchase and accept from each of the Shareholders, on the Closing Date, the Shares.

1.2 Purchase Price.

As full consideration for the sale, assignment, transfer and delivery of the Shares by the Shareholders to Terra Tech, and upon the terms and subject to all of the conditions contained herein, Terra Tech shall issue to the Shareholders an aggregate of 1,250,000 shares of Terra Tech common stock (the “Acquisition Shares”) on a pro rata basis based upon their respective beneficial ownership interest in Edible Garden, as certified by the President of Edible Garden, at the Closing.

1.3 Mechanics of Exchange.

At the Closing, each Shareholder shall deliver to Terra Tech the duly endorsed certificate or certificates that immediately prior to the Closing represented the Edible Garden Shares of Common Stock (the “Certificates”) and Terra Tech shall cause to be issued and delivered to each Shareholder a certificate(s) evidencing ownership by each Shareholder of a proportionate share of the Acquisition Shares.

1.4 No Fractional Shares.

No fraction of a share of Terra Tech Common Stock shall be issued in the Exchange. In lieu of fractional shares, the Shareholders upon surrender of their Certificates as set forth in Section 1.3 shall be issued that number of shares of common stock resulting by rounding up to the nearest whole number of shares of Acquisition Shares that each such Shareholder shall receive as a result of the Exchange.

1.5 Closing.

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 9:00 a.m., Pacific Standard Time, at the principal administrative offices of Terra Tech, or at a location mutually agreement upon by Terra Tech and Edible Garden, on or before May 1, 2013 (the “Closing Date”); provided, however, that if all of the other conditions set forth in Articles VI and VII hereof are not satisfied or waived, unless this agreement has been terminated under Section 9 hereof, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as Terra Tech, Edible Garden and the Shareholders shall agree.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF EDIBLE GARDEN AND SHAREHOLDERS

Except as set forth in the Disclosure Schedule regarding Edible Garden, attached hereto (the “Edible Garden Disclosure Schedule”), Edible Garden represents and warrants to Terra Tech, and the Shareholders represent and warrant severally and to their knowledge (each Shareholder’s representations and warranties hereunder pertain solely to that Shareholder and Edible Garden and not to other Shareholders), as follows:

2.1 Organization and Qualification.

Edible Garden is duly incorporated, validly and in good standing existing under the laws of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on the business, assets or financial condition of Edible Garden, or (ii) impair the ability of Edible Garden to perform its material obligations under this Agreement. Edible Garden is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect. Set forth as part of the Edible Garden Disclosure Schedule is a list of those jurisdictions in which each of Edible Garden presently conducts its business, owns, holds and operates its properties and assets.

2.2 Subsidiaries.

Edible Garden does not own directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise. Edible Garden does not have any direct or indirect interests of stock ownership or otherwise in any corporation, partnership, joint venture, firm, association or business enterprise, and is not party to any agreement to acquire such an interest.

2.3 Articles of Incorporation and Bylaws.

The copies of the charter document and corporate governance document of Edible Garden (collectively, the “Organizational Documents”) that have been delivered to Terra Tech prior to the execution of this Agreement are true and complete and have not been amended or repealed. Edible Garden is not in violation or breach of any of the provisions of the Organizational Documents, except for such violations or breaches which, in the aggregate, will not have a Material Adverse Effect on Edible Garden.

2.4 Authorization and Validity of this Agreement.

This Agreement and each of the Transaction Agreements constitute the legal, valid and binding obligation of each person or entity who is a party thereto (other than Terra Tech), enforceable against each such person or entity in accordance with its terms, except as such enforcement is limited by general equitable principles, or by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors rights generally. Each Edible Garden shareholder has all requisite legal capacity to execute and deliver this Agreement and the Transaction Agreements to which he or she is a party, and to perform its, his or her obligations hereunder and thereunder. The execution and delivery by each of Edible Garden and each of the Shareholders of this Agreement and the Transaction Agreements (to the extent either is a party thereto), and the consummation of the transactions contemplated herein and therein (the “Transactions”) have been authorized by all necessary corporate or other action on the part of Edible Garden and each of the Shareholders. This Agreement and the Transaction Agreements have been duly executed and delivered by the parties thereto (other than Terra Tech).

2.5 No Violation.

Neither the execution nor delivery of this Agreement or the Transaction Agreements, nor the consummation or performance of any of the Transactions by Edible Garden or the Shareholders will directly or indirectly:

(i) violate or conflict with any provision of the Organizational Documents of Edible Garden; (B) result in (with or without notice or lapse of time) a violation or breach of, or conflict with or constitute a default or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or require notice under, any agreement, promissory note, lease, instrument or arrangement to which Edible Garden or any of its assets are bound or result in the creation of any Liens upon Edible Garden or any of its assets; (C) violate any order, writ, judgment, injunction, ruling, award or decree of any Governmental Body; (“Governmental Body”); (D) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation that relates to the Shareholders or Edible Garden or any of the assets of Edible Garden; or (E) result in cancellation, modification, revocation or suspension of any permits, licenses, registrations, consents, approvals, authorizations or certificates issued or granted by any Governmental Body which are held by or granted to the Shareholders or Edible Garden or which are necessary for the conduct of Edible Garden’s business; or

(ii) to the knowledge of Edible Garden or any of the Shareholders, cause Edible Garden to become subject to, or to become liable for the payment of, any Tax (as hereinafter defined) or cause any of the assets owned by Edible Garden to be reassessed or revalued by any taxing authority or other Governmental Body.

None of Edible Garden or the Shareholders is or will be required to give any notice to or obtain any approval, consent, ratification, waiver or other authorization (a “Consent”) from any person or entity (including, without limitation, any Governmental Body) in connection with (i) the execution and delivery of this Agreement or any of the Transaction Agreements, or (ii) the consummation or performance of any of the Transactions.

2.6 Capitalization and Related Matters.

(a) Capitalization. Edible Garden has issued and outstanding one hundred (100) shares of common stock. Except as set forth in the preceding sentence, no other class of capital stock or other security of Edible Garden is authorized, issued, reserved for issuance or outstanding. The Shareholders, as of the Closing Date, are the lawful, record and beneficial owners of the number of Edible Garden Shares of Common Stock set forth opposite each Seller’s name on Schedule 1 attached hereto. The Shareholders have, as of the date hereof and as of the Closing Date, valid and marketable title to their respective Shares, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws) and are the lawful, record and beneficial owners of all of the Shares. Except as is issued to and held by the Shareholders or Edible Garden, no other class of capital stock or other security of Edible Garden, as applicable, is authorized, issued, reserved for issuance or outstanding. At the Closing, Terra Tech will be vested with good and marketable title to the Shares, free and clear of all Liens (including, without limitation, any claims of spouses under applicable community property laws). No legend or other reference to any purported Lien appears upon any certificate representing the Shares. Each of the Shares has been duly authorized and validly issued and is fully paid and nonassessable.

(b) No Redemption Requirements. There are no authorized or outstanding options, warrants, equity securities, calls, rights, commitments or agreements of any character by which Edible Garden or any of the Shareholders is obligated to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other securities of Edible Garden. There are no outstanding contractual obligations (contingent or otherwise) of Edible Garden to retire, repurchase, redeem or otherwise acquire any outstanding shares of capital stock of, or other ownership interests in, Edible Garden or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

2.7 Compliance with Laws and Other Instruments.

Except as would not have a Material Adverse Effect, the business and operations of Edible Garden has been and are being conducted in accordance with all applicable foreign, federal, provincial and local laws, rules and regulations and all applicable orders, injunctions, decrees, writs, judgments, determinations and awards of all courts and governmental agencies and instrumentalities. There are no permits, bonuses, registrations, consents, approvals, authorizations, certificates, or any waiver of the foregoing, which are required to be issued or granted by a Governmental Body for the conduct of the business as presently conducted or the ownership of the assets of Edible Garden. Except as would not have a Material Adverse Effect, Edible Garden is not, and has not received notice alleging that it is, in violation of, or (with or without notice or lapse of time or both) in default under, or in breach of, any term or provision of the Organizational Documents or of any indenture, loan or credit agreement, note, deed of trust, mortgage, security agreement or other material agreement, lease, license or other instrument, commitment, obligation or arrangement to which Edible Garden is a party or by which any of Edible Garden’s properties, assets or rights are bound or affected. To the knowledge of Edible Garden, no other party to any material contract, agreement, lease, license, commitment, instrument or other obligation to which Edible Garden is a party is (with or without notice or lapse of time or both) in default thereunder or in breach of any term thereof. Edible Garden is not subject to any obligation or restriction of any kind or character, nor is there, to the knowledge of Edible Garden, any event or circumstance relating to Edible Garden that materially and adversely affects in any way its business, properties, assets or prospects or that prohibits Edible Garden from entering into this Agreement and the Transaction Agreements or would prevent or make burdensome its performance of or compliance with all or any part of this Agreement, the Transaction Agreements or the consummation of the Transactions contemplated hereby or thereby.

2.8 Certain Proceedings.

There are no outstanding or pending preceding that has been commenced against or involving Edible Garden or any of its assets and, to the knowledge of Edible Garden and the Shareholders, no matters of the foregoing nature are contemplated or threatened. None of Edible Garden or the Shareholders have been charged with, and is not threatened with, or under any investigation with respect to, any allegation concerning any violation of any provision of any federal, provincial, local or foreign law, regulation, ordinance, order or administrative ruling, and is not in default with respect to any order, writ, injunction or decree of any Governmental Body.

2.9 No Brokers or Finders.

None of Edible Garden, the Shareholders, or any officer, director, independent contractor, consultant, agent or employee of Edible Garden has agreed to pay, or has taken any action that will result in any person or entity becoming obligated to pay or entitled to receive, any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions. Edible Garden and the Shareholders shall jointly and severally indemnify and hold Terra Tech harmless against any liability or expense arising out of, or in connection with, any such claim.

2.10 Title to and Condition of Properties.

Edible Garden has good, valid and marketable title to all of its properties and assets (whether real, personal or mixed, and whether tangible or intangible) reflected as owned in its books and records, free and clear of all Liens. Edible Garden owns or holds under valid leases or other rights to use all real property, plants, machinery, equipment and all assets necessary for the conduct of its business as presently conducted, except where the failure to own or hold such property, plants, machinery, equipment and assets would not have a Material Adverse Effect on Edible Garden.

2.11 Absence of Undisclosed Liabilities.

Edible Garden has no debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether asserted or unasserted, whether due or to become due, whether or not known to Edible Garden) arising out of any transaction entered into prior to the Closing Date or any act or omission prior to the Closing Date which individually or taken together would constitute a Material Adverse Effect on Edible Garden, except to the extent specifically set forth on or reserved against in the books and records of Edible Garden.

The books and records of Edible Garden fairly present in all material respects the financial condition, assets and liabilities of Edible Garden, as applicable, taken as a whole, as of the dates and periods indicated, and were prepared in accordance with GAAP (except as otherwise indicated therein or in the notes thereto).

2.12 Changes.

Edible Garden has not, since its formation:

(a) Ordinary Course of Business. Conducted its business or entered into any transaction other than in the Ordinary Course of Business, except for this Agreement and the Transaction Agreements.

(b) Adverse Changes. Suffered or experienced any change in, or affecting, its condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects which would have a Material Adverse Effect;

(c) Loans. Made any loans or advances to any Person other than travel advances and reimbursement of expenses made to employees, officers and directors in the Ordinary Course of Business;

(d) Compensation and Bonuses. Made any payments of any bonuses or compensation other than regular salary payments, or increase in the salaries, or payment on any of its debts in the Ordinary Course of Business, to any of its shareholders, directors, officers, employees, independent contractors or consultants or entry into by it of any employment, severance, or similar contract with any director, officer, or employee, independent contractor or consultant; Adopted, or increased in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees;

(e) Liens. Created or permitted to exist any Lien on any of its properties or assets other than Permitted Liens;

(f) Capital Stock. Issued, sold, disposed of or encumbered, or authorized the issuance, sale, disposition or encumbrance of, or granted or issued any option to acquire any shares of its capital stock or any other of its securities or any Equity Security, or altered the term of any of its outstanding securities or made any change in its outstanding shares of capital stock or its capitalization, whether by reason of reclassification, recapitalization, stock split, combination, exchange or readjustment of shares, stock dividend or otherwise; changed its authorized or issued capital stock; granted any stock option or right to purchase shares of its capital stock; issued any security convertible into any of its capital stock; granted any registration rights with respect to shares of its capital stock; purchased, redeemed, retired, or otherwise acquired any shares of its capital stock; declared or paid any dividend or other distribution or payment in respect of shares of capital stock of any other entity;

(g) Dividends. Declared, set aside, made or paid any dividend or other distribution to any of its shareholders;

(h) Material Contracts. Terminated or modified any of its Material Contract except for termination upon expiration in accordance with the terms of such agreements, a description of which is included in the Edible Garden’s Disclosure Schedule;

(i) Claims. Released, waived or cancelled any claims or rights relating to or affecting Edible Garden in excess of $1,000 in the aggregate or instituted or settled any Proceeding involving in excess of $10,000 in the aggregate;

(j) Discharged Liabilities. Paid, discharged, cancelled, waived or satisfied any claim, obligation or liability in excess of $1,000 in the aggregate, except for liabilities incurred prior to the date of this Agreement in the Ordinary Course of Business;

(k) Indebtedness. Created, incurred, assumed or otherwise become liable for any Indebtedness or commit to any endeavor involving a commitment in excess of $1,000 in the aggregate, other than contractual obligations incurred in the Ordinary Course of Business;

(l) Guarantees. Guaranteed or endorsed in a material amount any obligation or net worth of any Person;

(m) Acquisitions. Acquired the capital stock or other securities or any ownership interest in, or substantially all of the assets of, any other Person;

(n) Accounting. Changed its method of accounting or the accounting principles or practices utilized in the preparation of its financial statements, other than as required by GAAP;

(o) Agreements. Entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

2.13 Material Contracts.

Edible Garden has delivered to Terra Tech, prior to the date of this Agreement, true, correct and complete copies of each of its Material Contracts.

(a) No Defaults. The Material Contracts of Edible Garden are valid and binding agreements of Edible Garden, as applicable, and are in full force and effect and are enforceable in accordance with their terms. Except as would not have a Material Adverse Effect, Edible Garden is not in breach or default of any of its Material Contracts to which it is a party and, to the knowledge of Edible Garden, no other party to any of its Material Contracts is in breach or default thereof. Except as would not have a Material Adverse Effect, no event has occurred or circumstance has existed that (with or without notice or lapse of time) would (a) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any of its Material Contracts or (b) permit Edible Garden or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any of its Material Contracts. Edible Garden has not received any notice and has no knowledge of any pending or threatened cancellation, revocation or termination of any of its Material Contracts to which it is a party, and there are no renegotiations of, or attempts to renegotiate.

2.14 Tax Returns and Audits.

(a) Tax Returns. Edible Gardens was organized during 2013 and, to date, has not filed any Tax Returns and, to the knowledge of Edible Gardens and the Shareholders, has not incurred any obligations to pay any Taxes.

(b) No Disputes. There is no pending audit, examination, investigation, dispute, proceeding or claim with respect to any Taxes of or Tax Return required to be filed by Edible Garden, nor is any such claim or dispute pending or contemplated.

(c) No Tax Allocation, Sharing. Edible Garden is not a party to any Tax allocation or sharing agreement. Edible Garden (a) has not been a member of a Tax Group filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of provincial, local or foreign law), and (b) does not have any liability for Taxes for any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of provincial, local or foreign law) as a transferee or successor, by contract or otherwise.

2.15 Material Assets.

The books and records of Edible Garden reflect the material properties and assets (real and personal) owned or leased by them.

2.16 Insurance Coverage.

Edible Garden has no insurance or general liability policies maintained by Edible Garden on its properties and assets.

2.17 Litigation; Orders.

There is no Proceeding (whether federal, provincial, local or foreign) pending or, to the knowledge of Edible Garden, threatened or appealable against or affecting Edible Garden or any of its properties, assets, business or employees. To the knowledge of Edible Garden, there is no fact that might result in or form the basis for any such Proceeding. Edible Garden is not subject to any Orders and has not received any written opinion or memorandum or legal advice from their legal counsel to the effect that Edible Garden is exposed, from a legal standpoint, to any liability which would be material to its business. Edible Garden is not engaged in any legal action to recover monies due it or for damages sustained by any of them.

2.18 Licenses.

Edible Garden is not presently required to possess, and does not presently possess, any licenses, permits, authorizations, approvals, franchises and rights (collectively “Permits”) although it is contemplated that it may be necessary for Edible Garden to obtain and possess certain Permits to engage in its business as contemplated in the future and to permit it to own and use its properties and assets in the manner in which it contemplates owning and using such properties and assets.

2.19 Bank Accounts and Safe Deposit Boxes.

The Edible Garden Disclosure Schedule discloses the title and number of each bank or other deposit or financial account, and each lock box and safety deposit box used by Edible Garden, the financial institution at which that account or box is maintained and the names of the persons authorized to draw against the account or otherwise have access to the account or box, as the case may be.

2.20 Stock Option Plans; Employee Benefits.

Edible Garden does not have any employee benefit plans or arrangements covering their present and former employees or providing benefits to such persons in respect of services provided to Edible Garden. Edible Garden has no commitment, whether formal or informal and whether legally binding or not, to create any additional plan, arrangement or practice similar to the Approved Plans.

2.21 Employee Matters.

(a) No former or current employee of Edible Garden is a party to, or is otherwise bound by, any agreement or arrangement (including, without limitation, any confidentiality, non-competition or proprietary rights agreement) that in any way adversely affected, affects, or will affect (i) the performance of his, her or its duties to Edible Garden, or (ii) the ability of Edible Garden to conduct its business.

(b) Edible Garden has no employees, directors, officers, consultants, independent contractors, representatives or agents whose contract of employment or engagement cannot be terminated by three months’ notice.

(c) Edible Garden is in compliance with all applicable laws respecting employment and employment practices, terms and conditions or employment and wages and hours, and is not engaged in any unfair labor practice. There is no labor strike, dispute, shutdown or stoppage actually pending or, to the knowledge of Edible Garden or the Shareholders, threatened against or affecting Edible Garden.

2.22 Environmental and Safety Matters.

Except as would not have a Material Adverse Effect:

(a) Edible Garden has at all times been and is in compliance with all Environmental Laws and Orders applicable to Edible Garden, as applicable.

(b) There are no Proceedings pending or, to the knowledge of Edible Garden, threatened against Edible Garden alleging the violation of any Environmental Law or Environmental Permit applicable to Edible Garden or alleging that Edible Garden is a potentially responsible party for any environmental site contamination. None of Edible Garden or the Shareholders are aware of, or has ever received notice of, any past, present or future events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance, or which may give rise to any common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste.

(c) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement shall impose any obligations to notify or obtain the consent of any Governmental Body or third Persons under any Environmental Laws applicable to Edible Garden.

2.23 Money Laundering Laws.

The operations of Edible Garden are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the money laundering statutes of all U.S. and non-U.S. jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no Proceeding involving Edible Garden with respect to the Money Laundering Laws is pending or, to the knowledge of Edible Garden, threatened.

2.24 Disclosure.

(a) Any information set forth in this Agreement, the Edible Garden Disclosure Schedule, or the Transaction Agreements shall be true, correct and complete in all material respects.

(b) No statement, representation or warranty of Edible Garden or the Shareholders in this Agreement (taken with the Schedules) or the Transaction Agreements or any exhibits or schedules thereto contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein, taken as a whole, in light of the circumstances in which they were made, not misleading.

(c) Except as set forth in the Edible Garden Disclosure Schedule, the Shareholders and Edible Garden have no knowledge of any fact that has specific application to Edible Garden (other than general economic or industry conditions) and that adversely affects the assets or the business, prospects, financial condition, or results of operations of Edible Garden.

(d) In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules with respect to a specifically identified representation or warranty), the statements in the Schedules shall control.

(e) The books of account, minute books and stock record books of Edible Garden, all of which have been made available to Terra Tech, are complete and accurate and have been maintained in accordance with sound business practices. Without limiting the generality of the foregoing, the minute books of Edible Garden contain complete and accurate records of all meetings held, and corporate action taken, by the shareholders, the boards of directors, and committees of the boards of directors of Edible Garden, as applicable, and no meeting of any such shareholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF TERRA TECH

Terra Tech hereby represents and warrants to the Shareholders as of the date hereof:

3.1 Organization; Good Standing.

Terra Tech is duly incorporated, validly existing and in good standing under the laws of Nevada, has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to carry out the provisions hereof except where the failure to be in good standing or to have such governmental licenses, authorizations, consents and approvals will not, in the aggregate, either (i) have a Material Adverse Effect on the business, assets or financial condition of Terra Tech, or (ii) impair the ability of Terra Tech to perform its material obligations under this Agreement. Terra Tech is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased requires such qualification, licensing or domestication, except where the failure to be so qualified, licensed or domesticated will not have a Material Adverse Effect.

3.2 Terra Tech Capitalization.

As of the date hereof and on the Closing Date, the authorized and outstanding capital of Terra Tech consists of:

(a) authorized capital stock which consists of 350,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 85,611,781 shares of Common Stock and 14,750,100 shares of Preferred Stock are issued and outstanding. 100 shares of Preferred Stock have been designated as Series A Preferred Stock (convertible into 100 shares of common stock), and all 100 of such shares are issued and outstanding. 24,999,900 shares of Preferred Stock have been designated as Series B Preferred Stock, and 14,750,000 shares of such Series B Preferred Stock (convertible into 79,418,802 shares of Common Stock) are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by Terra Tech;

(b) outstanding warrants (the “Warrants”) to purchase 6,780,704 shares of Common Stock at an exercise price of $0.33 with a term of 4 years, for aggregate gross proceeds of $2,237,632; and

(c) outstanding 6% Senior Secured Convertible Debentures (the “Debentures” and, together with the outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock and Warrants, the “Terra Tech Securities”) in an aggregate amount of $1,075,000. Each Debenture accrues interest at a rate of 6% per annum and is convertible into shares of common stock of Terra Tech, at any time at the election of the holder thereof, at a purchase prices equal to 62% of the lowest daily volume weighted average price (or the “VWAP”) of Terra Tech’s common stock as quoted by Bloomberg L.P. for the ten (10) trading days immediately preceding the conversion date.

The Acquisition Shares, when issued in connection with this Agreement and the other Transactional Agreements, will be duly authorized, validly issued, fully paid and nonassessable. The Terra Tech Securities are not, and the Acquisition Shares are not and will not be as of the Closing, subject to any preemptive or subscription right. Other than the Terra Tech Securities, there is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Terra Tech to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for the Common Stock of Terra Tech, nor has Terra Tech, or any of its agents orally agreed to issue any of the foregoing. There are no declared or accrued unpaid dividends with respect to any shares of Terra Tech Common Stock. There are no agreements, written or oral, between Terra Tech and any of its stockholders or among any stockholders relating to the acquisition (including without limitation rights of first refusal or preemptive rights), or disposition, or registration under the Securities Act or voting of the capital stock of Terra Tech. There are no outstanding shares of Common Stock that are subject to vesting. Terra Tech has no capital stock other than the Common Stock and Preferred Stock authorized, issued or outstanding.

3.3 Authority; Binding Nature of Agreements.

(a) The execution, delivery and performance of this Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Terra Tech in connection herewith have been duly authorized by all necessary corporate action on the part of Terra Tech and its board of directors.

(b) This Agreement, the Transactional Agreements, and all other agreements and instruments contemplated to be executed and delivered by Terra Tech constitute the legal, valid and binding obligation of Terra Tech, enforceable against Terra Tech in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in law or equity.

(c) There is no pending Proceeding, and, to Terra Tech’s knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Exchange or Terra Tech’s ability to comply with or perform its obligations and covenants under the Transactional Agreements, and, to the knowledge of Terra Tech, no event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding.

3.4 Non-contravention; Consents.

The execution and delivery of this Agreement and the other Transactional Agreements, and the consummation of the Exchange, by Terra Tech will not, directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a material violation of (i) Terra Tech’s Certificate of Incorporation or Bylaws, or (ii) any resolution adopted by Terra Tech Board or any committee thereof or the stockholders of Terra Tech;

(b) to the knowledge of Terra Tech, contravene, conflict with or result in a material violation of, or give any Governmental Body the right to challenge the Exchange or to exercise any remedy or obtain any relief under, any legal requirement or any Order to which Terra Tech or any material assets owned or used by it are subject;

(c) to the knowledge of Terra Tech, cause any material assets owned or used by Terra Tech to be reassessed or revalued by any taxing authority or other Governmental Body;

(d) to the knowledge of Terra Tech, contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Terra Tech or that otherwise relates to Terra Tech’s business or to any of the material assets owned or used by Terra Tech, where such contraventions, conflict, violation, revocation, withdrawal, suspension, cancellation, termination or modification would have a Material Adverse Effect on Terra Tech;

(e) contravene, conflict with or result in a material violation or material breach of, or material default under, any Contract to which Terra Tech is a party;

(f) give any Person the right to any payment by Terra Tech or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of Terra Tech in favor of any Person, in any such case as a result of the Exchange; or

(g) result in the imposition or creation of any material Lien upon or with respect to any material asset owned or used by Terra Tech.

Except for Consents, filings or notices required under the state and federal securities laws or any other laws or regulations or as otherwise contemplated in this Agreement and the other Transactional Agreements, Terra Tech will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of the Exchange.

3.5 Finders and Brokers.

(a) Neither Terra Tech nor any Person acting on behalf of Terra Tech has engaged any finder, broker, intermediary or any similar Person in connection with the Exchange.

(b) Terra Tech has not entered into a contract or other agreement that provides that a fee shall be paid to any Person or Entity if the Exchange is consummated.

3.6 Reports and Financial Statements; Absence of Certain Changes.

(a) Terra Tech has filed all reports required to be filed with the SEC pursuant to the Exchange Act since December 23, 2008 (all such reports, including those to be filed prior to the Closing Date and all registration statements and prospectuses filed by Terra Tech with the SEC, are collectively referred to as the “Terra Tech SEC Reports). All of the Terra Tech SEC Reports, as of their respective dates of filing (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) complied in all material respects as to form with the applicable requirements of the Securities Act or Exchange Act and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements of Terra Tech included in the Terra Tech SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto, and such audited financial statements (i) were prepared from the books and records of Terra Tech, (ii) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Terra Tech as of the dates thereof and the results of operations and cash flows for the periods then ended. The unaudited financial statements included in the Terra Tech SEC Reports comply in all material respects with the published rules and regulations of the SEC with respect thereto; and such unaudited financial statements (i) were prepared from the books and records of Terra Tech, (ii) were prepared in accordance with GAAP, except as otherwise permitted under the Exchange Act and the rules and regulations thereunder, on a consistent basis (except as may be indicated therein or in the notes or schedules thereto) and (iii) present fairly the financial position of Terra Tech as of the dates thereof and the results of operations and cash flows (or changes in financial condition) for the periods then ended, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto.

(b) Except as specifically contemplated by this Agreement or reflected in the Terra Tech SEC Reports, since December 23, 2008 there has not been (i) any material adverse change in Terra Tech’s business, assets, liabilities, operations, and, to the knowledge of Terra Tech, no event has occurred that is likely to have a material adverse effect on Terra Tech’s business, assets, liabilities or operations, (ii) any declarations setting aside or payment of any dividend or distribution with respect to the Terra Tech Common Stock other than consistent with past practices, (iii) any material change in Terra Tech’s accounting principles, procedures or methods, (iv) cancellation in writing of any material customer contract or (v) the loss of any customer relationship which would have a material adverse effect on Terra Tech’s business, assets, liabilities or operations.

3.7 Compliance with Applicable Law.

Except as disclosed in the Terra Tech SEC Reports filed prior to the date of this Agreement and except to the extent that the failure or violation would not in the aggregate have a Material Adverse Effect on the business, results of operations or financial condition of Terra Tech, to Terra Tech’s knowledge Terra Tech holds all Governmental Authorizations necessary for the lawful conduct of its business under and pursuant to, and the business of Terra Tech is not being conducted in violation of, any Governmental Authorization applicable to Terra Tech.

3.8 Complete Copies of Requested Reports.

Terra Tech has delivered or made available true and complete copies of each document that has been reasonably requested by Edible Garden or the Shareholders.

3.9 Full Disclosure.

(a) Neither this Agreement (including all Schedules and exhibits hereto) nor any of the Transactional Agreements contemplated to be executed and delivered by Terra Tech in connection with this Agreement contains any untrue statement of material fact; and none of such documents omits to state any material fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading.

(b) All of the information regarding Terra Tech and the business, condition, assets, liabilities, operations, financial performance, net income and prospects that has been furnished to Edible Garden or the Shareholders by or on behalf of Terra Tech or any of the Terra Tech’s Representatives, is accurate and complete in all material respects.

3.10 Acknowledgments Regarding Edible Garden.

Terra Tech acknowledges and is aware that:

(a) Edible Garden is a newly formed entity organized to commercialize certain concepts, strategies and rights conceived and/or contributed to Edible Garden by one or more of the Shareholders and, except for such organizational and capitalization activities, has conducted no material operations to date;

(b) Other than this Agreement and the other Transactional Agreements and as contemplated by this Agreement and the other Transactional Agreements, Edible Garden has no material Contracts, has no licenses or permits, has no customers and has no material assets, whether tangible or intangible; and

(c) The Shareholders have direct and indirect interests in, or relationships to, one or more entities which may compete, do business or otherwise have potential conflicts, with Edible Garden; nothing herein shall preclude the Shareholders from continuing such relationships or interests following closing of the Exchange.

ARTICLE IV.
COVENANTS OF EDIBLE GARDEN

4.1 Access and Investigation.

Edible Garden shall ensure that, at all times during the Pre-Closing Period:

(a) Edible Garden and its Representatives provide Terra Tech and its Representatives access, at reasonable times and with twenty-four (24) hours’ notice from Terra Tech to Edible Garden, to all of the premises and assets of Edible Garden, to all existing books, records, Tax Returns, work papers and other documents and information relating to Edible Garden, and to responsible officers and employees of Edible Garden, and Edible Garden and its Representatives provide Terra Tech and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to Edible Garden as Terra Tech may request in good faith;

(b) Each of Edible Garden and its Representatives confer regularly with Terra Tech upon its request, concerning operational matters and otherwise report regularly (not less than semi-monthly and as Terra Tech may otherwise request) to Terra Tech and discuss with Terra Tech and its Representatives concerning the status of the business, condition, assets, liabilities, operations, and financial performance of Edible Garden, and promptly notify Terra Tech of any material change in the business, condition, assets, liabilities, operations, and financial performance of Edible Garden, or any event reasonably likely to lead to any such change.

4.2 Operation of the Business.

Edible Garden shall ensure that, during the Pre-Closing Period:

(a) It conducts its operations in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement;

(b) It uses its commercially reasonable efforts to preserve intact its current business organization, keep available and not terminate the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with Edible Garden;

(c) It does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock, and does not repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, except with respect to the repurchase of shares of Edible Garden Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

(d) It does not sell or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities;

(e) It does not amend its charter document, corporate governance document or other Organizational Documents, and does not affect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(f) It does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(g) It does not establish or adopt any Employee Benefit Plan, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(h) It does not change any of its methods of accounting or accounting practices in any respect;

(i) It does not make any Tax election;

(j) It does not commence or take any action or fail to take any action which would result in the commencement of any Proceeding;

(k) It does not (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets, other than in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Indebtedness or obligation or any other liabilities or issue any debt securities, other than in the Ordinary Course of Business; (iii) assume, guarantee, endorse for the obligations of any other person, other than in the Ordinary Course of Business; (iv) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the Ordinary Course of Business; or (v) fail to maintain insurance consistent with past practices for its business and property;

(l) It pays all debts and Taxes, files all of its Tax Returns (as provided herein) and pays or performs all other obligations, when due;

(m) It does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

(n) It does not hire any new officer-level employee;

(o) It does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

(p) Except as otherwise contemplated hereunder, it does not enter into any transaction or take any other action outside the Ordinary Course of Business; and

(q) It does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by it in this Agreement.

4.3 Filings and Consents; Cooperation.

Edible Garden shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by Edible Garden or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by Edible Garden or the Shareholders in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) It promptly delivers to Terra Tech a copy of each filing made, each notice given and each Consent obtained by Edible Garden during the Pre-Closing Period; and

(d) During the Pre-Closing Period, it and its Representatives cooperate with Terra Tech and Terra Tech’s Representatives, and prepare and make available such documents and take such other actions as Terra Tech may request in good faith, in connection with any filing, notice or Consent that Terra Tech is required or elects to make, give or obtain.

4.4 Notification; Updates to Disclosure Schedules.

(a) During the Pre-Closing Period, Edible Garden shall promptly notify Terra Tech in writing of:

(i) the discovery by it of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by it in this Agreement or in any of the other Transactional Agreements, or that would upon the giving of notice or lapse of time, result in any of its representations and warranties set forth in this agreement to become untrue or otherwise cause any of the conditions of Closing set forth in Article VII or Article VIII not to be satisfied;

(ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the express written consent of Terra Tech) and that is contrary to any representation or warranty made by it in this Agreement, or that would upon the giving of notice or lapse of time, result in any of its representations and warranties set forth in this agreement to become untrue or otherwise cause any of the conditions of Closing set forth in Article VII or Article VIII not to be satisfied;

(b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 4.4(a) requires any material change in the Edible Garden Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Edible Garden Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then Edible Garden, as applicable, shall promptly deliver to Terra Tech an update to the Edible Garden Disclosure Schedule specifying such change (a “Disclosure Schedule Update”).

(c) It will promptly update any relevant and material information provided to Terra Tech after the date hereof pursuant to the terms of this Agreement.

4.5 Commercially Reasonable Efforts.

During the Pre-Closing Period, Edible Garden shall use its commercially reasonable efforts to cause the conditions set forth in Article VII and Article VIII to be satisfied on a timely basis and so that the Closing can take place on or before May 1, 2013, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of Edible Garden set forth in this Agreement becoming untrue, or in any of the conditions of Closing set forth in Article VII or Article VIII not being satisfied.

ARTICLE V.
COVENANTS OF TERRA TECH

5.1 Notification.

During the Pre-Closing Period, Terra Tech shall promptly notify Edible Garden in writing of:

(a) the discovery by Terra Tech of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement which is contrary to any representation or warranty made by Terra Tech in this Agreement; and,

(b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of Edible Garden) and that is contrary to any representation or warranty made by Terra Tech in this Agreement;

5.2 Filings and Consents; Cooperation.

Terra Tech shall ensure that:

(a) Each filing or notice required to be made or given (pursuant to any applicable Law, Order or contract, or otherwise) by Terra Tech in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is made or given as soon as possible after the date of this Agreement;

(b) Each Consent required to be obtained (pursuant to any applicable Law, Order or contract, or otherwise) by Terra Tech in connection with the execution and delivery of any of the Transactional Agreements, or in connection with the consummation or performance of the Exchange, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

(c) Terra Tech promptly delivers to Edible Garden and a copy of each filing made, each notice given and each Consent obtained by Terra Tech during the Pre-Closing Period; and

(d) During the Pre-Closing Period, Terra Tech and its Representatives cooperate with Edible Garden and their Representatives, and prepare and make available such documents and take such other actions as Edible Garden may request in good faith, in connection with any filing, notice or Consent that Edible Garden is required or elects to make, give or obtain.

5.3 Commercially Reasonable Efforts.

During the Pre-Closing Period, Terra Tech shall use its commercially reasonable efforts to cause the conditions set forth in Article VII and Article VIII to be satisfied on a timely basis and so that the Closing can take place on or before May 1, 2013, or as soon thereafter as is reasonably practical, in accordance with Section 1.5, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or Terra Tech set forth in this Agreement becoming untrue or in any of the conditions of closing set forth in Article VII or Article VIII not being satisfied.

ARTICLE VI.
MUTUAL COVENANTS

6.1 Disclosure of Confidential Information.

(a) Each of Terra Tech and the Shareholders acknowledges and agrees that it may receive Confidential Information in connection with this Transaction including without limitation, the Edible Garden Disclosure Schedule and any information disclosed during the due diligence process, the public disclosure of which will harm the disclosing party’s business. The Receiving Party may use Confidential Information only in connection with the Transaction. The results of the due diligence review may not be used for any other purpose other than in connection with the Transaction. Except as expressly provided in this Agreement, the Receiving Party shall not disclose Confidential Information to anyone without the Disclosing Party’s prior written consent. The Receiving Party shall take all reasonable measures to avoid disclosure, dissemination or unauthorized use of Confidential Information, including, at a minimum, those measures it takes to protect its own confidential information of a similar nature. The Receiving Party shall not export any Confidential Information in any manner contrary to the export regulations of the governmental jurisdiction to which it is subject.

(b) The Receiving Party may disclose Confidential Information as required to comply with binding orders of governmental entities that have jurisdiction over it, provided that the Receiving Party (i) gives the Disclosing Party reasonable notice (to the extent permitted by law) to allow the Disclosing Party to seek a protective order or other appropriate remedy, (ii) discloses only such information as is required by the governmental entity, and (iii) uses commercially reasonable efforts to obtain confidential treatment for any Confidential Information so disclosed.

(c) All Confidential Information shall remain the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of Confidential Information shall not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party’s patents, copyrights, trade secrets, trademarks or other intellectual property rights.

(d) The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Agreement by the Receiving Party. The Receiving Party shall cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of such Confidential Information and prevent its further unauthorized use.

(e) The Receiving Party shall return or destroy all tangible materials embodying Confidential Information (in any form and including, without limitation, all summaries, copies and excerpts of Confidential Information) promptly following the Disclosing Party’s written request; provided, however, that, subject to the provisions of this Agreement, the Receiving Party may retain one copy of such materials in the confidential, restricted access files of its legal department for use only in the event a dispute arises between the parties related to the Transaction and only in connection with that dispute. At the Disclosing Party’s option, the Receiving Party shall provide written certification of its compliance with this Section.

6.2 Indemnification.

(a) Subject to the limitations set forth in Section 6.2(b) below, each of Edible Garden and the Shareholders, jointly and severally, each shall defend, indemnify and hold harmless Terra Tech, and its respective employees, officers, directors, stockholders, controlling persons, affiliates, agents, successors and assigns (collectively, the “Terra Tech Indemnified Persons”), and shall reimburse the Terra Tech Indemnified Person, for, from and against any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), directly or indirectly, relating to, resulting from or arising out of:

(i) any untrue representations, misrepresentations or breach of warranty by or of Edible Garden or the Shareholders contained in or pursuant to this Agreement, and the Edible Garden Disclosure Schedule; (ii) any breach or nonfulfillment of any covenant, agreement or other obligation by or of Edible Garden or the Shareholders (only to the extent made or occurring prior to or at the Closing) contained in or pursuant to this Agreement, the Transaction Agreements executed by Edible Garden or any of the Shareholders in their individual capacity, the Edible Garden Disclosure Schedule, or any of the other agreements, documents, schedules or exhibits to be entered into by Edible Garden or any of the Shareholders in their individual capacity pursuant to or in connection with this Agreement;

(iii) all of Pre-Closing liabilities of Edible Garden or the Shareholders; and

(iv) any liability, claim, action or proceeding of any kind whatsoever, whether instituted or commenced prior to or after the Closing Date, which directly or indirectly relates to, arises or results from, or occurs in connection with facts or circumstances relating to the conduct of business of Edible Garden or the assets of Edible Garden, or events or circumstances existing on or prior to the Closing Date.

(b) Notwithstanding anything in Section 6.2(a) to the contrary, no Shareholder shall bear any obligation to provide indemnity under Section 6.2(a) unless, and only to the extent, such obligation arises from the knowing misrepresentation or act, or failure to act, of that particular Shareholder; for clarity, no Shareholder shall be liable for indemnity under Section 6.2(a) with respect to (i) any misrepresentation, act or omission to act or breach by any other Shareholder, or (ii) any misrepresentation by Edible Garden unless the same is known to said Shareholder.

(c) Terra Tech shall defend, indemnify and hold harmless Edible Garden and the Shareholders and their respective affiliates, agents, successors and assigns (collectively, the “Edible Garden Indemnified Persons”), and shall reimburse the Edible Garden Indemnified Persons, for, from and against any Damages, directly or indirectly, relating to, resulting from or arising out of:

(i) any untrue representation, misrepresentation or breach of warranty by or of Terra Tech contained in or pursuant to this Agreement;

(ii) any breach or nonfulfillment of any covenant, agreement or other obligations by or of Terra Tech contained in or pursuant to this Agreement, the Transaction Agreements or any other agreements, documents, schedules or exhibits to be entered into or delivered to pursuant to or in connection with this Agreement.

(d) Promptly after receipt by an indemnified Party under Section 6.2 of this Agreement of notice of a claim against it (“Claim”), such indemnified Party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party of such Claim, but the failure to so notify the indemnifying Party will not relieve the indemnifying Party of any liability that it may have to any indemnified Party, except to the extent that the indemnifying Party demonstrates that the defense of such action is prejudiced by the indemnified Party’s failure to give such notice.

(e) A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the Party from whom indemnification is sought.

6.3 Publicity.

Except as agreed by Terra Tech and Edible Garden, no party hereto, nor any of their Representatives, shall issue or disseminate any press release or other publicity or otherwise makes any disclosure of any nature (to any of its suppliers, customers, landlords, creditors or employees or to any other Person) regarding the Exchange; except in each case to the extent that a Party is required by law to make any such disclosure regarding such transactions or as separately agreed by the parties; provided, however, that if it is required by law to make any such disclosure, the Party proposing to make such disclosure shall advise the other Party as early as possible before making such disclosure, of the nature and content of the intended disclosure.

ARTICLE VII.
CLOSING CONDITIONS OF TERRA TECH

Terra Tech’s obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

7.1 Accuracy of Representations and Warranties.

The representations and warranties of Edible Garden and the Shareholders in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing. Edible Garden and the Shareholders shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

7.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance of the Acquisition Shares shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Exchange, other than those the failure to obtain which would not materially adversely affect the consummation of the Exchange or in the aggregate have a material adverse effect on Terra Tech and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any material condition or material restriction upon Terra Tech or its subsidiaries or Edible Garden, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

7.3 Performance of Agreements.
Edible Garden or the Shareholders, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required to be performed by Edible Garden or any of the Shareholders, as the case may be, pursuant to this Agreement, except as Terra Tech has otherwise consented in writing.

7.4 Consents.

Each of the Consents identified or required to have been identified in the Edible Garden Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents, which have been expressly waived by Terra Tech.

7.5 No Material Adverse Change and Satisfactory Due Diligence.

There shall not have been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of Edible Garden since the date of this Agreement as determined by Terra Tech in its discretion. Terra Tech shall be satisfied in all respects with the results of its due diligence review of Edible Garden.

7.6 Edible Garden Closing Certificate.

In addition to the documents required to be received under this Agreement, Terra Tech shall also have received the following documents:

(a) copies of resolutions of Edible Garden, certified by a Secretary, Assistant Secretary or other appropriate officer of Edible Garden, authorizing the execution, delivery and performance of this Agreement and other Transactional Agreements;

(b) good standing certificate with respect to Edible Garden issued by the State of Nevada; and

(c) such other documents as Terra Tech may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Edible Garden, (ii) evidencing the compliance by Edible Garden, or the performance by Edible Garden of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VIII or this Article VII, or (iv) otherwise facilitating the consummation or performance of the Exchange.

7.7 Transactional Agreements.

Each Person (other than Terra Tech) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

7.8 Delivery of Stock Certificates, Minute Book and Corporate Seal.

The Shareholders shall have delivered to Terra Tech the stock books, stock ledgers, minute books and corporate seals of Edible Garden.

ARTICLE VIII.
CLOSING CONDITIONS OF THE SHAREHOLDERS

The Shareholders’ obligations to affect the Closing and consummate the Exchange are subject to the satisfaction of each of the following conditions:

8.1 Accuracy of Representations and Warranties.

The representations and warranties of Terra Tech in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing and Terra Tech shall have performed all obligations in this Agreement required to be performed or observed by them on or prior to the Closing.

8.2 Additional Conditions to Closing.

(a) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance and transfer of the Acquisition Shares by Terra Tech and the transfer of the Shares by the Shareholders shall have been received.

(b) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Exchange shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Exchange. All Requisite Regulatory Approvals shall have been filed, occurred or been obtained and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon Terra Tech or its subsidiaries or Edible Garden, including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Exchange as to render inadvisable the consummation of the Exchange.

(d) Terra Tech shall have entered into an equity line financing of an amount not less than $4,000,000, and a condition of such financing shall be that the securities being sold pursuant to such financing shall be included in an offering registered with the Securities and Exchange Commission under a Registration Statement on From S-1.

(e) Michael Vande Vrede and Steve VandeVrede shall have appointed directors of Terra Tech.

8.3 Terra Tech Closing Certificates.

The Shareholders shall have received the following documents:

(a) copies of resolutions of Terra Tech, certified by a Secretary, Assistant Secretary or other appropriate officer of Terra Tech, authorizing the execution, delivery and performance of this Agreement, the Transactional Agreements and the Exchange;

(b) good standing certificate with respect to Terra Tech issued by the State of Nevada; and

(c) such other documents as Edible Garden may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by Terra Tech, (ii) evidencing the compliance by Terra Tech with, or the performance by Terra Tech of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Article VI or this Article VII, or (iv) otherwise facilitating the consummation or performance of the Exchange.

8.4 No Material Adverse Change.

There shall not have been any material adverse change in Terra Tech’s business, condition, assets, liabilities, operations or financial performance since the date of this Agreement.

8.5 Performance of Agreements.

Terra Tech shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by Terra Tech pursuant to this Agreement, except as Edible Garden and the Shareholders have otherwise consented in writing.

8.6 Consents.

Each of the Consents identified or required to have been identified in Section 3.4 shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on Terra Tech.

8.7 Terra Tech Stock.

On the Closing Date, shares of Terra Tech Common Stock shall be eligible for quotation on the Over-the-Counter Bulletin Board.

ARTICLE IX.
FURTHER ASSURANCES

Each of the parties hereto agrees that it will, from time to time after the date of the Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Agreement, including the closing conditions described in Articles VII and VIII. Edible Garden and the Shareholders shall reasonably cooperate with Terra Tech in its obtaining of the books and records of Edible Garden, or in preparing any solicitation materials to be sent to the shareholders of Terra Tech in connection with the approval of the Exchange and the transactions contemplated by the Transactional Agreements.

ARTICLE X.
TERMINATION

10.1 Termination.

This Agreement may be terminated and the Exchange abandoned at any time prior to the Closing Date:

(a) by mutual written consent of Terra Tech, Edible Garden and the Shareholders;

(b) by Terra Tech if (i) there is a material Breach of any covenant or obligation of Edible Garden or the Shareholders; provided however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) Terra Tech reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible or impractical (other than as a result of any failure on the part of Terra Tech to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements);

(c) by Edible Garden if (i) there is a material Breach of any covenant or obligation of Terra Tech; provided, however, that if such Breach or Breaches are capable of being cured prior to the Closing Date, such Breach or Breaches shall not have been cured within 10 days of delivery of the written notice of such Breach, or (ii) Edible Garden reasonably determines that the timely satisfaction of any condition set forth in Article VIII has become impossible or impractical (other than as a result of any failure on the part of Edible Garden or any Shareholder to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements);

(d) by Terra Tech if the Closing has not taken place on or before May 1, 2013 (except if as a result of any failure on the part of Terra Tech to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

(e) by Edible Garden if the Closing has not taken place on or before May 1, 2013 (except if as a result of the failure on the part of Edible Garden or the Shareholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other Transactional Agreement);

(f) by any of Terra Tech, on the one hand or Edible Garden, on the other hand, if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Exchange and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all commercially reasonable efforts to remove such order, decree or ruling; or

(g) The parties hereby agree and acknowledge that a breach of the provisions of Articles 4.1, 4.2, 4.3 and 4.4 are, without limitation, material Breaches of this Agreement.

10.2 Termination Procedures.

If Terra Tech wishes to terminate this Agreement pursuant to Section 10.1, Terra Tech shall deliver to the Shareholders and Edible Garden a written notice stating that Terra Tech is terminating this Agreement and setting forth a brief description of the basis on which Terra Tech is terminating this Agreement. If Edible Garden or the Shareholders wish to terminate this Agreement pursuant to Section 10.1, Edible Garden or the Shareholders shall deliver to Terra Tech a written notice stating that Edible Garden and the Shareholders are terminating this Agreement and setting forth a brief description of the basis on which Edible Garden and the Shareholders are terminating this Agreement.

10.3 Effect of Termination.

In the event of termination of this Agreement as provided above, this Agreement shall forthwith have no further effect. Except for a termination resulting from a Breach by a party to this Agreement, there shall be no liability or obligation on the part of any party hereto. In the event of a breach, the remedies of the non-breaching party shall be to seek damages from the breaching party or to obtain an order for specific performance, in addition to or in lieu of other remedies provided herein. Upon request after termination, each party will redeliver or, at the option of the party receiving such request, destroy all reports, work papers and other material of any other party relating to the Exchange, whether obtained before or after the execution hereof, to the party furnishing same; provided, however, that each Party shall, in all events, remain bound by and continue to be subject to Section 6.1, 6.2 and 6.3.

Notwithstanding the above, both Terra Tech, on the one hand, and Edible Garden and the Shareholders, on the other hand, shall be entitled to announce the termination of this Agreement by means of a mutually acceptable press release.

ARTICLE XI.
MISCELLANEOUS

11.1 Survival of Representations and Warranties.

All representations and warranties of Terra Tech, Edible Garden and the Shareholders in this Agreement and the Edible Garden Disclosure Schedule shall survive indefinitely. The right to indemnification, reimbursement or other remedy based on such representations and warranties will not be affected by any investigation conducted by the parties.

11.2 Expenses.

Except as otherwise set forth herein, each of the parties to the Exchange shall bear its own expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

11.3 Entire Agreement.

This Agreement and the other Transactional Agreements contain the entire agreement of the parties hereto, and supersede any prior written or oral agreements between them concerning the subject matter contained herein, or therein. There are no representations, agreements, arrangements or understandings, oral or written, between the parties to this Agreement, relating to the subject matter contained in this Agreement and the other Transaction Agreements, which are not fully expressed herein or therein. The schedules and each exhibit attached to this Agreement or delivered pursuant to this Agreement are incorporated herein by this reference and constitute a part of this Agreement.

11.4 Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

11.5 Descriptive Headings.

The Article and Section headings in this Agreement are for convenience only and shall not affect the meanings or construction of any provision of this Agreement.

11.6 Notices.

Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given on the earlier to occur of the date of personal delivery, the date of receipt or three (3) days after posting by overnight courier or registered or certified mail, postage prepaid, addressed as follows:

If to Terra Tech:

Terra Tech Corp.
112 North Curry Street
Carson City, Nevada 89703

If to Edible Garden or the Shareholders:

Edible Garden Inc.
30 Hillview Road
Lincoln Park, New Jersey 07035

With a copy to:

Stuart Brown, Esq.
Brown, Moskowitz & Kallen, P.C.
75 Main Street, Suite 203
Milburn, New Jersey 07041

To such address or addresses as a party shall have previously designated by notice to the sender given in accordance with this section.

11.7 Choice of Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada without regard to choice of law principles. Each of the parties hereto consents to the jurisdiction of the courts of the State of California, County of Orange and to the federal courts located in the County of Orange, State of California.

11.8 Binding Effect; Benefits.

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties or their respective successors and permitted assigns, the Shareholders and other Persons expressly referred to herein, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.9 Assignability.

Neither this Agreement nor any of the parties’ rights hereunder shall be assignable by any party without the prior written consent of the other parties and any attempted assignment without such consent shall be void.

11.10 Waiver and Amendment.

Any term or provision of this Agreement may be waived at any time by the party, which is entitled to the benefits thereof. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The parties may, by mutual agreement in writing, amend this Agreement in any respect. Edible Garden and the Shareholders hereby acknowledge their intent that this Agreement includes as a party any holder of capital stock in Edible Garden at the time of Closing. Terra Tech, Edible Garden and the Shareholders therefore agree that this Agreement may be amended, without the further consent of any party to this Agreement, (i) to add as a new Shareholder any existing shareholder of Edible Garden and (ii) to modify Schedule 1 to reflect the addition of such shareholder.

11.11 Attorney’ Fees.

In the event of any action or proceeding to enforce the terms and conditions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ and experts’ fees and costs, in addition to such other relief as may be granted.

11.12 Severability.

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.13 Construction.

In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has or has had the opportunity to consult independent legal counsel regarding the legal effect and meaning of this document and all terms and conditions hereof; (c) has been afforded the opportunity to negotiate as to any and all terms hereof; and (d) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

Terra Tech: TERRA TECH CORP.

By:	/s/ Derek Peterson
Name: Derek Peterson
Title: President and Chief Executive Officer

Edible Garden: EDIBLE GARDEN CORP.

By:	/s/ Ken Vande Vrede
Name: Ken Vande Vrede
Title: President

Shareholders of Edible Garden Corp.:

/s/ Ken Vande Vrede
Name: Ken Vande Vrede (holder of 23 shares of common stock of Edible Garden Corp.)

/s/ Mike Vande Vrede
Name: Mike Vande Vrede (holder of 23 shares of common stock of Edible Garden Corp.)

/s/ Steve Vande Vrede
Name: Steve Vande Vrede (holder of 23 shares of common stock of Edible Garden Corp.)

/s/ Dan Vande Vrede
Name: Dan Vande Vrede (holder of 23 shares of common stock of Edible Garden Corp.)

/s/ Beverly Willekes
Name: Beverly Willekes
(holder of 4 shares of common stock of Edible Garden Corp.)

/s/ David Vande Vrede
Name: David Vande Vrede
(holder of 4 shares of common stock of Edible Garden Corp.)

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Agreement. “Agreement” shall mean the Share Exchange Agreement to which this Exhibit A is attached (including all Disclosure Schedules and all Exhibits), as it may be amended from time to time.

Approved Plans. “Approved Plans” shall mean a stock option or similar plan for the benefit of employees or others, which has been approved by the shareholders of Edible Garden.

Edible Garden Shares of Common Stock. “Edible Garden Shares of Common Stock” shall mean the shares of common stock of Edible Garden.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

Certificates. “Certificates” shall have the meaning specified in Section 1.3 of the Agreement.

Terra Tech. “Terra Tech” shall have the meaning specified in the first paragraph of the Agreement.
Terra Tech Common Stock. “Terra Tech Common Stock” shall mean the shares of common stock of Terra Tech.

Terra Tech SEC Reports. “Terra Tech SEC Reports” shall have the meaning specified in Section 3.6 of the Agreement.

Closing. “Closing” shall have the meaning specified in Section 1.5 of the Agreement.

Closing Date. “Closing Date” shall have the meaning specified in Section 1.5 of the Agreement.

Code. “Code” shall mean the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

Confidential Information. “Confidential Information” shall mean all nonpublic information disclosed by one party or its agents (the “Disclosing Party”) to the other party or its agents (the “Receiving Party”) that is designated as confidential or that, given the nature of the information or the circumstances surrounding its disclosure, reasonably should be considered as confidential. Confidential Information includes, without limitation (i) nonpublic information relating to the Disclosing Party’s technology, customers, vendors, suppliers, business plans, intellectual property, promotional and marketing activities, finances, agreements, transactions, financial information and other business affairs, and (ii) third-party information that the Disclosing Party is obligated to keep confidential.

Confidential Information does not include any information that (i) is or becomes publicly available without breach of this Agreement, (ii) can be shown by documentation to have been known to the Receiving Party at the time of its receipt from the Disclosing Party, (iii) is received from a third party who, to the knowledge of the Receiving Party, did not acquire or disclose such information by a wrongful or tortious act, or (iv) can be shown by documentation to have been independently developed by the Receiving Party without reference to any Confidential Information.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Disclosure Schedule Update. “Disclosure Schedule Update” shall have the meaning specified in Section 4.4 of the Agreement.

Edible Garden Disclosure Schedule. “Edible Garden Disclosure Schedule” shall have the meaning specified in introduction to Article II of the Agreement.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environmental Laws. “Environmental Laws” shall mean any Law or other requirement relating to the protection of the environment, health, or safety from the release or disposal of hazardous materials.

Environmental Permit. “Environmental Permit” means all licenses, permits, authorizations, approvals, franchises and rights required under any applicable Environmental Law or Order.

Equity Securities. “Equity Security” shall mean any stock or similar security, including, without limitation, securities containing equity features and securities containing profit participation features, or any security convertible into or exchangeable for, with or without consideration, any stock or similar security, or any security carrying any warrant, right or option to subscribe to or purchase any shares of capital stock, or any such warrant or right.

Exchange Act. “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

GAAP. “GAAP” shall mean United States Generally Accepted Accounting Principles, applied on a consistent basis.

Governmental Authorization. “Governmental Authorization” shall mean any:

(a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law; or

(b) right under any contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any:

(a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); or

(d) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature, including any court, arbitrator, administrative agency or commissioner, or other governmental authority or instrumentality.

Indebtedness. “Indebtedness” shall mean any obligation, contingent or otherwise. Any obligation secured by a Lien on, or payable out of the proceeds of, or production from, property of the relevant party will be deemed to be Indebtedness.

Intellectual Property. “Intellectual Property” means all industrial and intellectual property, including, without limitation, all U.S. and non-U.S. patents, patent applications, patent rights, trademarks, trademark applications, common law trademarks, Internet domain names, trade names, service marks, service mark applications, common law service marks, and the goodwill associated therewith, copyrights, in both published and unpublished works, whether registered or unregistered, copyright applications, franchises, licenses, know-how, trade secrets, technical data, designs, customer lists, confidential and proprietary information, processes and formulae, all computer software programs or applications, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda, and records, whether such intellectual property has been created, applied for or obtained anywhere throughout the world.

Knowledge. “Knowledge” means, (a) with respect to an individual, the actual knowledge of that individual and (b) with respect to a corporation, the actual knowledge of a director or officer of such corporation; in either event, without any obligation to conduct any investigation.

Laws. “Laws” means, with respect to any Person, any U.S. or non-U.S. federal, national, state, provincial, local, municipal, international, multinational or other law (including common law), constitution, statute, code, ordinance, rule, regulation or treaty applicable to such Person.

Lien. “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge, right of first refusal, encumbrance or other adverse claim or interest of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by Law.

Material Adverse Effect. “Material Adverse Effect” means any change, effect or circumstance which, individually or in the aggregate, would reasonably be expected to (a) have a material adverse effect on the business, assets, financial condition or results of operations of the affected party, in each case taken as a whole or (b) materially impair the ability of the affected party to perform its obligations under this Agreement and the Transaction Agreements, excluding any change, effect or circumstance resulting from (i) the announcement, pendency or consummation of the transactions contemplated by this Agreement, (ii) changes in the United States securities markets generally, or (iii) changes in general economic, currency exchange rate, political or regulatory conditions in industries in which the affected party operates.

Material Contract. “Material Contract” means any and all agreements, contracts, arrangements, understandings, leases, commitments or otherwise, providing for potential payments by or to the company in excess of $1,000, and the amendments, supplements and modifications thereto.

Order. “Order” shall mean any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Body.

Ordinary Course of Business. “Ordinary Course of Business” shall mean an action taken by Edible Garden if (i) such action is taken in normal operation, consistent with past practices, (ii) such action is not required to be authorized by the Shareholders, Board of Directors or any committee of the Board of the Directors or other governing body of Edible Garden and (iii) does not require any separate or special authorization or consent of any nature by any Governmental Body or third party.

Permitted Liens. “Permitted Liens” shall mean (a) Liens for Taxes not yet payable or in respect of which the validity thereof is being contested in good faith by appropriate proceedings and for the payment of which the relevant party has made adequate reserves; (b) Liens in respect of pledges or deposits under workmen’s compensation laws or similar legislation, carriers, warehousemen, mechanics, laborers and materialmen and similar Liens, if the obligations secured by such Liens are not then delinquent or are being contested in good faith by appropriate proceedings conducted and for the payment of which the relevant party has made adequate reserves; and (c) statutory Liens incidental to the conduct of the business of the relevant party which were not incurred in connection with the borrowing of money or the obtaining of advances or credits and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

Representatives. “Representatives” of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors and representatives of such party, including, without limitation, all subsidiaries of such specified party, and all such Persons with respect to such subsidiaries. The Related Persons of Edible Garden shall be deemed to be “Representatives” of Edible Garden, as applicable.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the United States Securities Act of 1933, as amended.

Taxes. “Taxes” shall mean all foreign, federal, state or local taxes, charges, fees, levies, imposts, duties and other assessments, as applicable, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax with respect to any of the foregoing; and “Tax” means any of the foregoing Taxes.

Tax Group. “Tax Group” shall mean any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which Edible Garden is now or was formerly a member.

Tax Return. “Tax Return” shall mean any return, declaration, report, claim for refund or credit, information return, statement or other similar document filed with any Governmental Body with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Transaction Agreements. “Transactional Agreements” shall mean this Agreement, the Securities Purchase Agreement between Derek Peterson, Amy Almsteier and the Shareholders, and any agreement or document to be executed pursuant to this Agreement.

SCHEDULE 1
Edible Garden Shareholders

Name	Number of Shares of Common Stock of Edible Garden Held	Percent
Ken Vande Vrede	23	23.0%
Mike Vande Vrede	23	23.0%
Steve Vande Vrede	23	23.0%
Dan Vande Vrede	23	23.0%
Beverly Willekes	4	4.0%
David Vande Vrede	4	4.0%
TOTAL	100	100.0%